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                                                                  EXHIBIT 23.02

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholders
United States Filter Corporation:

  We consent to incorporation by reference in the Registration Statement on Form S-3 of United States Filter Corporation of our report dated June 7, 1996, relating to the consolidated balance sheets of United States Filter Corporation as of March 31, 1995 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended March 31, 1996 and to the reference to our firm under the heading "Independent Certified Public Accountants" in the prospectus.

KPMG Peat Marwick LLP
Orange County, California
July 3, 1996